Excel Midas Gold Shares, Inc.
                         16955 Via del Campo, Suite 120
                           San Diego, California 92127

     Supplement To The Proxy Statement Dated July 25, 1995 Pursuant To Rule
       14a-14 Of Regulation 14A Under The Securities Exchange Act Of 1934

         As explained in greater detail in the proxy statement, into which this supplement is incorporated by reference, the Fund's proposed new investment manager is Midas Management Corporation and the proposed new distributor is Investor Service Center, Inc., each of which is a wholly-owned subsidiary of Bull & Bear Group, Inc., a New York based manager of the Bull & Bear family of eight mutual funds with total assets in excess of $230 million. Bull & Bear Securities, Inc., also a wholly-owned subsidiary of Bull & Bear Group, Inc., is a discount brokerage firm anticipated to provide the Fund with certain brokerage services, at its posted discount rates, after the reorganization. Investor Service Center is the distributor of the Bull & Bear Funds, which have included Bull & Bear Gold Investors Ltd. since 1974, a fund with investment objectives and policies generally similar to those of the Fund, particularly the concentration of investments in companies involved with precious metals and in precious metals bullion itself.

         Bull & Bear Gold Investors has also scheduled a shareholders' meeting for August 25, 1995 to consider a subadvisory agreement with Lion Resource Management Limited ("Lion") substantially similar to the proposed subadvisory agreement for the Fund with the applicable percentage of Net Fees paid to Lion differing due to, among other things, the funds' relative net assets. Upon the closing of the reorganization of the Fund, Lion will receive a finder's fee of $10,000 from Midas Management. Each of the nominees for the Board of Directors of the Fund currently serves as a member of the Board of Directors of Bull & Bear Gold Investors, and is being nominated for re-election. Finally, we are pleased to inform you that Mr. Kjeld Thygesen, the Managing Director of Lion, who will continue to serve as portfolio manager of the Fund (together with Midas Management's Investment Policy Committee), has announced the appointment of Mr. James Turk as a Director of Lion upon approval of the Fund's proposed subadvisory agreement. Mr. Turk is widely recognized as a speaker and writer on gold investing, currencies, and macroeconomic developments, and has also been advising private accounts investing in commodities since 1981.

         The Fund's shareholder meeting will be held on August 25, 1995 at 10:00 a.m. In order to avoid the additional expense of further solicitations, we ask your cooperation in mailing in your proxy card promptly in the postage paid envelope previously provided if you do not expect to attend the meeting. Please refer to the July 25, 1995 proxy notice and statement for more complete information.


August 10, 1995